Exhibit 10.10

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

(Courtyard Kaua’i at Coconut Beach)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2017 (the “Effective Date”), by and between (i) KAUAI COCONUT BEACH, LLC, a Delaware limited liability company (“Owner”), and KAUAI COCONUT BEACH OPERATOR, LLC, a Delaware limited liability company (“Lessee” and collectively with Owner, “Seller”), and (ii) KHS, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

Recitals:

WHEREAS, Owner is the owner of the hotel commonly known as Courtyard Kaua’i at Coconut Beach located at 650 Aleka Loop, Kapaa, Hawaii (the “Hotel”), as more specifically described in this Agreement;

WHEREAS, Owner leases the Hotel to Lessee, pursuant to that certain Lease Agreement dated as of May 8, 2017 (as amended or replaced from time to time, the “Lease Agreement”); and

WHEREAS, Seller desires to sell substantially all of assets and property (as described herein) of Seller to Purchaser, and Purchaser desires to purchase such assets and property from Seller, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1         Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1:

“Accounts Receivable” means all amounts that Lessee is entitled to receive from the Business which are not paid as of the Closing, including charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel.

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other Applicable Law addressing or in any way relating to terrorist acts and acts of war.

“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assumed Contracts” means the Equipment Leases, Loan Documents, IRC Agreement, Operating Agreements, Tenant Leases, Bookings, and all other Contracts that are assumed by Purchaser at Closing pursuant to this Agreement.

“Assumed Liabilities” means the liabilities and obligations existing following the Closing Date under (i) the Loan Documents assumed pursuant to the Loan Assumption Documents, (ii) the other Assumed Contracts, but excluding any liabilities related to any breach or default under the Assumed Contracts which occurred prior to the Closing Date, and (iii) any Liability for which Purchaser receives a credit pursuant to Section 10.2 (but only to the extent of such credit).

“Bookings” has the meaning set forth in Section 2.1.16.

“Books and Records” has the meaning set forth in Section 2.1.12.

“Business” means the lodging business and all activities related thereto conducted at the Hotel, including (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (ii) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and tangible Personal Property, (v) the employment of the Employees, and (vi) the payment of Taxes.

“Business Day” means any day other than a Saturday, Sunday or federal legal holiday. “Cap” has the meaning set forth in Section 14.4.3.

“Casualty” has the meaning set forth in Section 13.1.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Date Loan Balance” has the meaning set forth in Section 7.9.1.

“Closing Date Payment” has the meaning set forth in Section 3.3.1.

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“Closing Date Reserve Balance” has the meaning set forth in Section 7.9.1.

“Closing Statement” has the meaning set forth in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Competing Transaction” has the meaning set forth in Section 7.10.

“Condemnation” has the meaning set forth in Section 13.2.

“Confidential Information” has the meaning set forth in Section 7.1.1.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (i) the sale by Seller of the Property to Purchaser hereunder, (ii) the execution of this Agreement and the other Transaction Documents, and (iii) the performance by Seller and Purchaser of the covenants and obligations under this Agreement and the other Transaction Documents.

“Contracts” means, collectively, the Equipment Leases, the Operating Agreements and any other contract, agreement, deed, warranty, power of attorney, lease, license, instrument, or other agreement or binding commitment, whether or not in written form, relating to the Property, excluding the Tenant Leases and the Lease Agreement.

“Cut-Off Time” has the meaning set forth in Section 10.2.

“Debt Payoff Amount” means the amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties, if any) as of the close of business on the Closing Date of all Indebtedness of Seller, and any other Indebtedness secured with an Encumbrance, other than a Permitted Exception on the Property, in each case, other than the Indebtedness assumed by Purchaser under the Loan Assumption Documents.

“Deed” has the meaning set forth in Section 9.3.1(b).

“Deposit Escrow Agent” means Fidelity National Title & Escrow of Hawaii, Inc. located at City Financial Tower, 201 Merchant Street, Suite 2100, Honolulu, Hawaii 96813.

“Deposit Escrow Agent Party” has the meaning set forth in Section 14.6.

“Due Diligence Period” has the meaning set forth in Section 4.1.1.

“Earnest Money” has the meaning set forth in Section 3.2.1.

“Employees” means, at the time in question, all persons employed full time or part time at the Hotel by Seller, Manager or their respective Affiliates.

“Encumbrance” means any lien, charge, claim, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.

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“Environmental Laws” means any United States federal, state, local or municipal law, environmental permit, approval, common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent or judgment, relating to the environment, public health, occupational health and safety, or to any Hazardous Substance, including, without limitation, (a) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, release, control or cleanup of any Hazardous Substance, or (b) to any chemical, material or substance, human exposure to which is regulated by any Governmental Authority.

“Equipment Leases” has the meaning set forth in Section 2.1.9.

“Exchange” has the meaning set forth in Section 16.16.

“Excluded Liabilities” means all Liabilities of Seller which are not Assumed Liabilities.

“Excluded Property” has the meaning set forth in Section 2.2.

“Existing Survey” means that certain ALTA/ACSM Survey prepared by Walter P. Thompson, Inc. last revised on May 4, 2017.

“F&B” has the meaning set forth in Section 2.1.6.

“FF&E” has the meaning set forth in Section 2.1.3.

“Final Accounting” has the meaning set forth in Section 10.4.1.

“Final Adjustment Certificate” has the meaning set forth in Section 10.4.1.

“Final Prorations” has the meaning set forth in Section 10.4.1.

“Franchise Agreement” means that certain Franchise Agreement dated as of October 21, 2010 between Franchisor and Lessee, as amended from time to time.

“Franchise Approval” has the meaning set forth in Section 7.8.1.

“Franchisor” means Marriott International, Inc. or its Affiliate.

“Fundamental Representations” has the meaning set forth in Section 8.2.1(b).

“GAAP” means generally accepted accounting principles, consistently applied.

“Gift Certificates” means, collectively, all gift certificates, gift cards and vouchers for use at the Property.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

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“Group Contracts” means Contracts for group Bookings, weddings, banquets and other group events at the Hotel.

“Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel, including without limitation any and all taxes and credit card fees.

“Hazardous Substances” means (i) any chemical, material or substance defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances or toxic pollutants,” “contaminants,” “toxic or hazardous chemicals” or “pesticides” in any applicable Environmental Law, or (ii) any petroleum or petroleum product, asbestos-containing materials, or lead-based paint, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in such properties similar to the Property for purposes of cleaning or other maintenance or operations in compliance with Environmental Laws.

“Historical Financials” means the unaudited balance sheets and statements of income of Seller as of and for the fiscal years ended December 31, 2015 and December 31, 2016 (in each case, including the footnotes thereto, if any), and the unaudited balance sheet and statement of income of Seller for the four (4) month period ended April 30, 2017.

“Holdback Amount” means an amount equal to the Cap.

“Holdback Escrow Agent” means Fidelity National Title & Escrow of Hawaii, Inc. located at City Financial Tower, 201 Merchant Street, Suite 2100, Honolulu, Hawaii 96813.

“Holdback Escrow Agreement” has the meaning set forth in Section 9.3.1(e).

“Hotel” has the meaning set forth in the Recitals.

“Hotel Guest Data and Information” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller, Manager or their respective Affiliates, whether obtained or derived by Seller, Manager or their respective Affiliates from guests or customers of the Hotel or any facility associated with the Hotel.

“Improvements” has the meaning set forth in Section 2.1.2.

“Indebtedness” means (i) any liability, contingent or otherwise, of Seller (A) for borrowed money (whether or not the recourse of the lender is to Property or only to a portion thereof and including all obligations in respect of principal, accrued interest, penalties (including prepayment penalties), overdraft charges, fees, expenses and premiums), (B) evidenced by a bond, note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property), or (C) for reimbursement obligations under letters of credit, bank guarantees, surety bonds, performance bonds, and other similar contractual obligations entered into by or on behalf of Seller (but solely to the extent drawn and not paid); (ii) any monetary obligation secured by an Encumbrance to which any of the Property is subject; (iii) any lease of any property that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of Seller; (iv) obligations under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); and (v) any guarantees of any of the foregoing.

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“Indemnification Claim” has the meaning set forth in Section 14.5.1.

“Indemnification Deductible” has the meaning set forth in Section 14.4.3.

“Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 14.5.1.

“Indemnitor” has the meaning set forth in Section 14.5.1.

“Inspections” has the meaning set forth in Section 4.1.2.

“Intangible Personal Property” means all intangible personal property owned by Seller with respect to the Business, including, without limitation, goodwill, claims, approvals, warranties (expresses or implied), contract rights associated with the Assumed Contracts, know- how, trade secrets, customer lists, membership lists, proprietary information, confidential information, proprietary processes and formulae, databases and data collections; all source and object code, computer programs, software, algorithms, architecture, structure, display screens, photography, layouts, inventions, development tools; rights of publicity and privacy and rights to personal information; the content and information contained in any website, and all e-mail addresses and other internet addresses, domain names and other similar proprietary rights used in connection with the Business, all documentation, marketing materials and media constituting, describing or relating to the above, including, manuals, memoranda, records, pictures, photographs, digital images, video recordings, audiotapes, film and the like.

“Inventoried Baggage” has the meaning set forth in Section 11.2.

“Inventoried Safe Deposit Boxes” has the meaning set forth in Section 11.1.

“IRC Agreement” means that certain Interest Rate Cap Agreement dated as of May 8, 2017 between Seller and SMBC.

“IT Systems” has the meaning set forth in Section 2.1.5.

“Land” has the meaning set forth in Section 2.1.1.

“Lease Agreement” has the meaning set forth in the Recitals.

“Lender” has the meaning set forth in Section 7.9.1.

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“Lender’s Liens” means all mortgages, security interests, liens and encumbrances in favor of Lender pursuant to the Loan Documents.

“Lessee” has the meaning set forth in the Recitals.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.

“Licenses and Permits” has the meaning set forth in Section 2.1.11.

“Liquor License” means the licenses and approvals required under Applicable Law for the sale of alcoholic beverages at the Hotel.

“Liquor License Holder” means DHC Food & Beverage Corporation, an Affiliate of Manager.

“Loan” has the meaning set forth in Section 7.9.1.

“Loan Assumption Costs” has the meaning set forth in Section 7.9.3.

“Loan Assumption Documents” has the meaning set forth in Section 7.9.1.

“Loan Cost Reimbursement Amount” has the meaning set forth in Section 7.9.3.

“Loan Documents” has the meaning set forth in Section 7.9.1.

“Management Agreement” means, collectively, that certain Management Agreement dated as of September 15, 2010 between Lessee and Manager, and that certain Amended and Restated Food & Beverage Management Agreement dated as of October 20, 2010 between Lessee and Liquor License Holder, each as amended from time to time.

“Manager” means Davidson Hotel Company, LLC.

“Material Casualty” has the meaning set forth in Section 13.1.1.

“Material Condemnation” has the meaning set forth in Section 13.2.1.

“Material Contract” has the meaning set forth in Section 6.1.13(b).

“Mutual Closing Conditions” has the meaning set forth in Section 8.1.1.

“New Exception” has the meaning set forth in Section 5.3.3(a).

“Notice” has the meaning set forth in Section 16.1.1.

“Operating Agreements” has the meaning set forth in Section 2.1.10.

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“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the Business.

“Paid Time Off Credit” has the meaning set forth in Section 7.4.5.

“Parking License” means that certain License Agreement dated November 6, 2015 by and between Coconut Plantation Beach Investor, LLC and Lessee.

“Payoff Letters” means letters, in form and substance reasonably satisfactory to Purchaser, setting forth the amounts and actions required to satisfy all Indebtedness of Seller (other than the Indebtedness assumed by Purchaser under the Loan Assumption Documents) and any broker’s fees related to the Contemplated Transactions (to the extent Seller is responsible therefor, if any), and in each case, to obtain a release therefrom.

“Permitted Exceptions” has the meaning set forth in Section 5.3.2.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means the Property other than the Real Property.

“Phase I Report” means the Phase I Environmental Site Assessment of the Courtyard Marriott Kauai at Coconut Beach dated May 8, 2017 prepared by EMG.

“Plans and Specifications” has the meaning set forth in Section 2.1.13.

“Prepaid Amounts” means all prepaid expenses, reserves and deposits, associated with the Assumed Contracts or held by or for the benefit of or granted to Seller, including all event, security and escrow deposits.

“Property” has the meaning set forth in Section 2.1.

“Prorations” has the meaning set forth in Section 10.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser Closing Conditions” has the meaning set forth in Section 8.2.

“Purchaser Closing Deliveries” has the meaning set forth in Section 9.3.2.

“Purchaser Default” has the meaning set forth in Section 12.1.

“Purchaser Documents” has the meaning set forth in Section 6.2.2.

“Purchaser Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

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“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” has the meaning set forth in Section 4.1.2.

“Purchaser’s New Objections” has the meaning set forth in Section 5.3.3(a).

“Replacement Franchise Documents” means (i) an interim Franchise Agreement between Purchaser, as owner of the Hotel, Franchisor, as licensor, to become effective concurrently with Closing, pursuant to which Franchisor will license the “Courtyard by Marriott” name to Purchaser (or its designated Affiliate) for use at the Hotel after the Closing, (ii) any guaranties required in connection with such Franchise Agreement, and (iii) a term sheet between Purchaser, as owner of the Hotel, and Franchisor, as licensor, to become effective subject to the implementation of a property improvement plan set forth therein, pursuant to which Franchisor will license the “Sheraton” name to Purchaser (or its designated Affiliate) for use at the Hotel, in each case on terms reasonably acceptable to Purchaser.

“QI” has the meaning set forth in Section 16.16.

“Real Property” has the meaning set forth in Section 2.1.2.

“Remove” has the meaning set forth in Section 5.3.3(c).

“Reserves” has the meaning set forth in Section 7.9.1.

“Retail Merchandise” has the meaning set forth in Section 2.1.7.

“Seller Closing Conditions” has the meaning set forth in Section 8.3.1.

“Seller Closing Deliveries” has the meaning set forth in Section 9.3.1.

“Seller Default” has the meaning set forth in Section 12.1.

“Seller Documents” has the meaning set forth in Section 6.1.2.

“Seller Due Diligence Materials” has the meaning set forth in Section 4.1.3(a).

“Seller Indemnitees” means Seller, Manager, Liquor License Holder and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Knowledge” (and any similar phrases as they relate to Seller) means the current actual knowledge of Greg Clay and Marc Dober.

“Seller’s Response” has the meaning set forth in Section 5.3.3(b).

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“SMBC” means SMBC Capital Markets, Inc.

“Supplies” has the meaning set forth in Section 2.1.4.

“Survival Period” has the meaning set forth in Section 6.3.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, gross receipts taxes (including, without limitation, general excise taxes), room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Property or the Business, including any interest, penalty or fine with respect thereto, but excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee, in each case, incurred with respect to the transaction described in this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Leases” has the meaning set forth in Section 2.1.8.

“Third-Party Claim” means, (i) with respect to any Seller Indemnitee, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against such Seller Indemnitee by any Person which is not Purchaser or an Affiliate of Purchaser, and (ii) with respect to any Purchaser Indemnitee, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against such Purchaser Indemnitee by any Person which is not Seller or an Affiliate of Seller.

“Title Commitment” has the meaning set forth in Section 5.1.

“Title Company” means Chicago Title Insurance Company located at 2828 Routh Street, Suite 800, Dallas, Texas 75201.

“Title Policy” has the meaning set forth in Section 5.4.

“Trademarks” has the meaning set forth in Section 2.1.14.

“Trade Payables” has the meaning set forth in Section 10.2.9.

“Transaction Documents” means, collectively, this Agreement, the Seller Closing Deliveries and the Purchaser Closing Deliveries.

“Unpermitted Exceptions” has the meaning set forth in Section 5.3.2.

“Updated Survey” means an updated Existing Survey (or a new survey of the Real Property) ordered and paid for solely by Purchaser and completed and obtained by Purchaser during the Due Diligence Period.

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“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., as well as the rules and regulations thereto, set forth in 20 CFR 639, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.1.15.

ARTICLE II

THE PROPERTY AND LIABILITIES

2.1         Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of all Encumbrances, other than Permitted Exceptions, all property and assets of Seller, including, without limitation, the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):

2.1.1.     Land. The land described in Schedule 2.1.1, together with all appurtenant easements and any other rights and interests appurtenant thereto (the “Land”);

2.1.2.     Improvements. All buildings, structures and other improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);

2.1.3.     FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Hotel and used exclusively in the Business, or ordered for future use at the Hotel as of the Closing, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);

2.1.4.     Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotel or ordered for future use at the Hotel as of the Closing (the “Supplies”);

2.1.5.     IT Systems. All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of the applicable license agreement), to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “IT Systems”);

2.1.6.     Food and Beverage. All food and beverages (alcoholic and non-alcoholic) which are located at the Hotel (whether opened or unopened), or ordered and paid for by Seller for future use at the Hotel as of the Closing, including all food and beverages located in the guest rooms (the “F&B”);

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2.1.7.     Retail Merchandise. All merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale and paid for by Seller at the Hotel as of the Closing, including the inventory held for sale in any gift shop or newsstand operated by Seller or Manager at the Hotel, but expressly excluding the F&B (the “Retail Merchandise”);

2.1.8.     Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Real Property described in Schedule 2.1.8, other than the Lease Agreement, the Management Agreement and Bookings, together with all security deposits held by Seller thereunder (the “Tenant Leases”);

2.1.9.     Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel which are held by Seller and used exclusively in the Business described in Schedule 2.1.9, together with all deposits made by Seller thereunder (the “Equipment Leases”);

2.1.10.   Operating Agreements; Parking License. All maintenance, repair, improvement, service and supply contracts, credit card service agreements, and all other agreements for goods or services, described in Schedule 2.1.10, including, without limitation, the Parking License, which are held by Seller in connection with the Business, other than Equipment Leases, Tenant Leases, Bookings, and Licenses and Permits (the “Operating Agreements”);

2.1.11.   Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by Seller with respect to the Hotel, including the construction, use or occupancy of the Hotel or the Business, together with any deposits made by Seller thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer, but expressly excluding any Liquor License to the extent it cannot be transferred under Applicable Law (the “Licenses and Permits”);

2.1.12.   Books and Records. All books and records located at the Hotel which relate exclusively to the Hotel or the Business, including all Hotel Guest Data and Information, to the extent transferable to Purchaser, but expressly excluding (i) all documents and other materials that are legally privileged or constitute attorney work product, or are subject to an Applicable Law or a confidentiality agreement prohibiting their disclosure by Seller, (ii) corporate or other entity governance records, (iii) Employee personnel files (if any), and (iv) memoranda, analysis, correspondence and similar documents and materials prepared by or for Seller or any of its Affiliates in connection with the transaction described in this Agreement (the “Books and Records”);

2.1.13.   Plans and Specifications. All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotel which relate exclusively to the Hotel, to the extent the same are transferable (the “Plans and Specifications”);

2.1.14.   Trademarks; Intellectual Property. Excluding any such rights granted to Seller pursuant to Franchise Agreement, all trademarks, tradenames and servicemarks used by Seller or Manager in the operation of the Business (the “Trademarks”), including, if applicable, causing Manager to transfer such Trademarks to Purchaser, and all other intellectual property of Seller;

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2.1.15.   Warranties. All warranties and guaranties held by Seller with respect to any Improvements or Personal Property, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Warranties”);

2.1.16.   Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel as of the Closing, together with all deposits held by Seller with respect thereto (the “Bookings”);

2.1.17.   Cash on Hand. All cash on hand or on deposit in any house bank;

2.1.18.   Prepaid Amounts. Any Prepaid Amounts not otherwise included above;

2.1.19.   Entitlements and Development Approvals. All licenses, certificates, permits, entitlements, development rights, consents, authorizations, registrations, certificates, notices, permits and rights required or requested by any Governmental Authority in connection with the any previous redevelopment of the Hotel and any future redevelopment rights thereunder, to the extent transferable under Applicable Law;

2.1.20.   Accounts Receivable. The Accounts Receivable and Guest Ledger; and

2.1.21.   Other Intangible Personal Property. All other Intangible Personal Property of Seller and goodwill associated therewith to the extent transferable.

2.2         Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser, and shall be excluded from the Property:

2.2.1.     Account Cash. Except for deposits and cash on hand expressly included in Section 2.1 all operating account or other account or reserve maintained in connection with the Business, together with any and all credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing;

2.2.2.     Third-Party Property. Any fixtures, personal property or intellectual property owned by (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, licensor or other party under any Operating Agreements or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) Manager or Liquor License Holder, (v) any Employees, (vi) any guests or customers of the Hotel, or (vii) Franchisor;

2.2.3.     Management Agreement. The Management Agreement, which shall be terminated by Seller at Closing at Seller’s cost and expense;

2.2.4.     Franchise Agreement. The Franchise Agreement, which shall be terminated by Seller at Closing at Seller’s cost and expense so long as Purchaser satisfies its obligations set forth in Section 7.8;

2.2.5.     Lease Agreement. The Lease Agreement, which shall be terminated by Seller at Closing at Seller’s cost and expense;

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2.2.6.     Liquor License. To the extent not transferrable, the Liquor License; and

2.2.7.     Equity Interests and Seller Rights. The rights of Seller under this Agreement, Owner’s membership interests in Lessee, and Seller’s seal, minute book and member records book.

2.3         Assumed Liabilities. At the Closing, Purchaser will assume and agree to pay or perform, as the case may be, the Assumed Liabilities.

2.4         Excluded Liabilities. Notwithstanding anything to the contrary, Purchaser shall assume no Liabilities of Seller of any nature other than the Assumed Liabilities. Seller shall retain all Liabilities of Seller other than the Assumed Liabilities.

2.5         Non-Assignment of Certain Assigned Agreements. To the extent that Seller’s rights under any Assumed Contract may not be assigned to Purchaser without the consent of another Person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Assumed Contract in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the extent permitted by law and the Assumed Contract, shall act (for up to thirty (30) days after the Closing and at no cost or liability to Seller) as Purchaser’s agent in order to obtain for it the benefits thereunder.

ARTICLE III

PURCHASE PRICE

3.1         Purchase Price. The purchase price for the Property is $62,000,000 (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 10.2, the Guest Ledger pursuant to Section 10.3, and as otherwise expressly provided in this Agreement, and shall be paid in accordance with Section 9.3.2(a).

3.2         Earnest Money.

3.2.1.     Deposit of Earnest Money. Purchaser shall deposit with Deposit Escrow Agent $4,000,000 (together with any interest earned thereon, the “Earnest Money”) within two (2) Business Days after the Effective Date. If, in accordance with Section 4.1.1, Purchaser elects to terminate this Agreement during the Due Diligence Period, the Earnest Money shall be refunded to Purchaser. If Purchaser elects to proceed to Closing by failing to deliver a Termination Notice prior to the expiration of the Due Diligence Period, then, the Earnest Money shall be non- refundable to Purchaser, except as otherwise expressly provided in this Agreement.

3.2.2.     Investment of Earnest Money. Upon receipt by Deposit Escrow Agent of the Earnest Money, Deposit Escrow Agent shall cause the same to be deposited into an interest bearing account at an institution selected by Deposit Escrow Agent.

3.2.3.     Disbursement of Earnest Money at Closing. At Closing, Purchaser shall cause Deposit Escrow Agent to disburse the Earnest Money to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money disbursed to Seller. This Section 3.2.3 shall survive the termination of this Agreement.

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3.2.4.     Disbursement of Earnest Money Following Termination. In the event this Agreement is terminated by Purchaser or by Seller in accordance with this Agreement, all or a portion of the Earnest Money Deposit shall be refunded or disbursed by the Deposit Escrow Agent based upon the applicable events giving rise to such termination as set forth in this Agreement. Upon any termination of this Agreement, Purchaser or Seller, as applicable, may provide written notice to the Deposit Escrow Agent to disperse the Earnest Money in accordance with the terms hereof. Upon receipt of such notice, the Deposit Escrow Agent shall provide written notice in accordance with the terms hereof to the other Party, and so long as the other Party does not object to such disbursement within three (3) Business Days of receipt of such notice, the Deposit Escrow Agent may proceed to disperse the Earnest Money as requested by Purchaser or Seller, as applicable.

3.3         Payment of Purchase Price.

3.3.1.     Payment at Closing. At Closing:

(a) Purchaser shall pay to Seller an amount equal to the Purchase Price (as adjusted pursuant to Section 3.1), plus the Loan Cost Reimbursement Amount, plus the Closing Date Reserve Balance, less the Closing Date Loan Balance, less the Holdback Amount paid to the Holdback Escrow Agent, less any Debt Payoff Amount, less the Earnest Money disbursed to Seller (the “Closing Date Payment”);

(b) Purchaser shall pay the Holdback Amount to the Holdback Escrow Agent solely for purposes of securing Seller’s obligations under Article X and Article XIV, to be held during the Survival Period in accordance with the terms of the Holdback Escrow Agreement; and

(c) Purchaser shall pay any Debt Payoff Amount in cash by wire transfer of immediately available funds to the appropriate lenders in accordance with the Payoff Letters.

3.3.2.     Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. dollars.

3.4         Allocation of Purchase Price. The Parties shall use reasonable efforts to agree, prior to Closing, upon an allocation of the Purchase Price among the Land, the Improvements and the Personal Property for federal, state and local tax purposes. If the Parties cannot agree upon such allocation of the Purchase Price, (a) each Party shall file federal, state and local tax returns based on each Party’s own determination of the proper allocation of the Purchase Price, each bearing its own consequences with respect to any discrepancies, and (b) Seller’s proposed allocation to Real Property shall be used for purposes of determining any transfer tax payable at Closing.

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ARTICLE IV

CONTINGENCIES

4.1         Due Diligence.

4.1.1.     Due Diligence Contingency. Purchaser shall have a period from May 2, 2017 until 5:00 p.m. (Hawaii Time) on June 19, 2017 (the “Due Diligence Period”) to perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable, including any engineering, environmental, title, survey, financial, operational and legal compliance matters relating to the Property. At any time during the Due Diligence Period, Purchaser may, in its sole discretion, elect to terminate this Agreement by providing written notice thereof to Seller and Deposit Escrow Agent (a “Termination Notice”), in which event the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4 and Purchaser and Seller shall have no further obligation to or recourse against each other except for those expressly stated to survive the termination of this Agreement. If, at the end of the Due Diligence Period, Seller has not received a Termination Notice (with a copy to Deposit Escrow Agent), then Purchaser shall have no further right to terminate this Agreement except as expressly provided otherwise elsewhere in this Agreement.

4.1.2.     Due Diligence Inspections. Purchaser shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable, in accordance with this Section 4.1.2. Purchaser may conduct the Inspections with its officers, employees, contractors, consultants, agents or representatives (“Purchaser’s Inspectors”); provided, however, that Purchaser shall cause the Purchaser’s Inspectors to comply with the provisions regarding Confidential Information set forth in Section 7.1. Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with at least twenty-four (24) hours prior notice of each of the Inspections; (ii) Purchaser’s Inspectors shall be accompanied by an employee, agent or representative of Seller, which Seller shall make available; (iii) the Inspections shall be conducted by Purchaser’s Inspectors during business hours; (iv) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which may be withheld it its sole discretion; (v) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel; and (vi) the Inspections shall not unreasonably interfere with the Business.

4.1.3.     Seller’s Due Diligence Materials.

(a) To the extent in Seller’s possession, Seller shall provide to Purchaser promptly upon request by Purchaser, or make available to Purchaser at the Hotel for review and copying by Purchaser, due diligence materials relating to the Property that are reasonably requested by Purchaser. All documents and materials provided by Seller to Purchaser pursuant to this Agreement, together with any copies or reproductions of such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials.” This provision shall survive the Closing.

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(b) If this Agreement is terminated, Purchaser shall, upon written request from Seller, (i) return all original Seller Due Diligence Materials provided to Purchaser by or on behalf of Seller, and destroy all other Seller Due Diligence Materials, and (ii) cause all Persons to whom Purchaser has provided any Seller Due Diligence Materials to return any original Seller Due Diligence Materials to Purchaser, and destroy all other Seller Due Diligence Materials.

4.1.4.     Inspections Indemnification. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article XIV from and against any Indemnification Loss (excluding discovery of any pre-existing condition of the Property) incurred by any Seller Indemnitee resulting from the Inspections. At Seller’s request, Purchaser, at its cost and expense, shall repair any damage to the Property or any other property owned by a Person other than Purchaser (including any Excluded Property) resulting from the Inspections, and restore the Property or such other third party property (including any Excluded Property) to the same condition as existed prior to such Inspections, except to the extent caused by Seller, or replace the Property or such third party property with property (including any Excluded Property) of the same quantity and quality. This Section 4.1.4 shall survive the termination of this Agreement.

ARTICLE V

TITLE TO THE PROPERTY

5.1         Title Commitment. Purchaser has received a current title insurance commitment dated June 8, 2017 from the Title Company for an ALTA owner’s title insurance policy covering the Real Property, together with copies of all documents referenced therein (the “Title Commitment”).

5.2         Survey. Purchaser has received Seller’s existing ALTA survey for the Property (the “Existing Survey”). Purchaser shall have the right during the Due Diligence Period to obtain an updated survey (the “Updated Survey”). Any Updated Survey obtained by Purchaser shall be prepared by a duly licensed surveyor, in accordance with the ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys, certified to Seller, Purchaser and the Title Company, and shall otherwise be in accordance with such standards as are required by the Title Company in order to issue the Title Policy. In the event Purchaser does not obtain an Updated Survey prior to the expiration of the Due Diligence Period and the Title Company determines that the Existing Survey is insufficient to permit the Title Company to remove or insure over any survey exception in the Title Commitment, then Seller shall have no obligation to cause the Title Company to remove or insure over any such survey exception, and such exception shall constitute a Permitted Exception.

5.3         Exceptions to Title.

5.3.1.     Permitted Exceptions. As used herein, “Permitted Exceptions” shall mean (i) current non-delinquent real property taxes, (ii) all Lender’s Liens, (iii) the rights and interests of customers and guests at the Hotel to occupy rooms on a transient license basis, (iv) the rights of tenants under the Tenant Leases, as tenants only, pursuant to the Tenant Leases, (v) all Encumbrances caused or created by any Purchaser Indemnitee, (vi) any other exceptions set forth in the Title Commitment other than Unpermitted Exceptions.

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5.3.2.     Unpermitted Exceptions. Seller agrees that the following shall constitute unpermitted exceptions: (i) any mortgages, deeds of trust, monetary encumbrance or other security interests for any financing or other Encumbrances requiring the payment of money, other than Lender’s Liens and any other Encumbrances which are expressly assumed by Purchaser under this Agreement, (ii) mechanics’ liens for work performed by, through or under Seller or Manager prior to Closing, (iii) any mortgages, deeds of trust, monetary encumbrances or other security interests for any financing or other Encumbrances on the Real Property incurred by any third party which Seller agrees in writing to satisfy at or prior to Closing and (iv) Taxes which constitute an Encumbrance on the Real Property which would be delinquent if unpaid at Closing; provided, however, that if any such Taxes are payable in installments, such obligation shall apply only to the extent such installments would be delinquent if unpaid at Closing (collectively, the “Unpermitted Exceptions”).

5.3.3.     New Exceptions to Title.

(a)      Purchaser’s New Objections. To the extent the Real Property is encumbered after the Effective Date and prior to the Closing without the approval of Purchaser, and such encumbrance is not a Permitted Exception, (a “New Exception”), upon receipt of written notice of any such New Exception, Purchaser shall have five (5) Business Days to review such New Exception and provide written notice to Seller with any objections to such New Exception (the “Purchaser’s New Objections”); provided, however, Purchaser agrees that it shall not have the right to object to any of the matters described in Section 5.3.1 that constitute Permitted Exceptions. To the extent Purchaser receives written notice of any New Exception less than five (5) Business Days prior to Closing, Purchaser shall be entitled to a reasonable adjournment of the Closing in order to review such New Exception and evaluate Seller’s Response in accordance with and within the times frames set forth in Section 5.3.3(a) and Section 5.3.3(b). Unless Purchaser notifies Seller in writing that it objects to a New Exception within the foregoing time period, each such New Exception shall automatically constitute a Permitted Exception.

(b)      Seller’s Response. Not later than five (5) Business Days after receipt of a Purchaser’s New Objection, but in any event prior to the Closing Date (unless Closing is extended pursuant to Section 5.3.3(a)), Seller shall, in its sole discretion, either: (i) notify Purchaser of its intention (the “Seller’s Response”) to attempt to Remove, as defined herein, the New Exception(s) listed in the Purchaser’s New Objections, or (ii) notify Purchaser that Seller does not intend to attempt to Remove any such matter. If Seller does not provide Seller’s Response to Purchaser within such time period, Seller shall be deemed to have elected not to attempt to Remove Purchaser’s New Objections. If Seller elects (or is deemed to have elected) not to Remove one or more of the New Exceptions, then not more than five (5) Business Days after receipt of Seller’s Response (but in any event not later than the Closing Date), Purchaser shall by written notice to Seller either: (x) terminate this Agreement, or (y) waive the existence of such New Exception, in which case, any such New Exception shall automatically constitute a Permitted Exception. Purchaser’s failure to respond within said five (5) Business Day period shall constitute Purchaser’s election to proceed under clause (y). If Seller elects to attempt to Remove any New Exception, then Seller shall use commercially reasonable efforts to attempt to cure any such New Exception on or before the Closing Date. If at any time Seller notifies Purchaser that Seller will be unable or is unwilling to cure any such New Exception, then Purchaser shall, within five (5) Business Days after receipt of such notification, either terminate this Agreement or waive any such New Exception, in which case, any such New Exception shall automatically constitute a Permitted Exception. Purchaser’s failure to respond to Seller’s notice within such five (5) Business Day period shall constitute Purchaser’s decision to waive the existence of such New Exception, in which case, any such New Exception shall automatically constitute a Permitted Exception, and proceed to Closing in accordance with this Agreement. In no event shall Purchaser be entitled to a reduction of the Purchase Price on account of any uncured New Exception unless Seller has agreed to cure such New Exception and fails to do so at or prior to Closing. In any case where this Agreement is terminated as permitted in this paragraph, then the Earnest Money shall be returned to Purchaser, and all rights, obligations and liabilities of the Parties hereunder shall be released and discharged except for those obligations and rights which by their terms survive termination of this Agreement.

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(c)      Removal of New Exceptions. As used in this Agreement, “Remove” shall mean that Seller in its discretion will either (i) take such actions as are necessary to eliminate (of record or otherwise, as appropriate) the New Exception, (ii) cause the Title Company to remove the New Exception as an exception to the Title Policy and affirmatively insure against the same, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, which in each case must be in a manner reasonably acceptable to Purchaser, or (iii) deliver its own funds to the Title Company with instructions for the Title Company to apply such funds to discharge fully the New Exception, together with such instruments, in recordable form, as are necessary to enable the Title Company to discharge the New Exception of record and funds necessary to cover the fees and expenses of the Title Company for discharging the claim and recording or filing such instruments.

5.3.4.     Removal of Unpermitted Exceptions. Seller shall have no obligation to cure (a) any Permitted Exceptions or (b) any encroachments by improvements on adjoining properties onto or over the Land, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) or any other survey matters disclosed in the Existing Survey or Updated Survey, other than the Unpermitted Exceptions and all New Exceptions that are not Permitted Exceptions. Seller may cure any Unpermitted Exception by removing such Unpermitted Exception from title or causing the Title Company to commit to remove or, with Purchaser’s consent in Purchaser’s reasonable discretion, insure over such Unpermitted Exception in the Title Policy at any time prior to or at Closing.

5.4         Title Policy. At Closing, Seller shall cause the Title Company to issue an owner’s title insurance policy to Purchaser (which may be in the form of a mark-up of the Title Commitment or pro forma owner’s title insurance policy) in accordance with the Title Commitment, insuring Purchaser’s title to the Real Property as of the Closing Date, subject only to the Permitted Exceptions (the “Title Policy”).

5.5         Conveyance of the Property. At Closing, Seller shall convey the Real Property subject to all (i) Permitted Exceptions, and (ii) all Unpermitted Exceptions that are cured by causing the Title Company to remove or insure over such Unpermitted Exceptions in the Title Policy as herein provided, but which otherwise are not removed from title.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1         Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the representations and warranties in this Section 6.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely:

6.1.1.     Organization and Power. Seller is duly formed, validly existing, in good standing in the State of Delaware, and is qualified to do business in the State of Hawaii, and has all requisite power and authority to own the Property and conduct the Business as currently owned and conducted.

6.1.2.     Authority and Binding Obligation. Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under each of the Seller Documents. The execution and delivery by the signer on behalf of Seller of each of the Seller Documents, and the performance by Seller of its obligations under each of the Seller Documents, have been duly and validly authorized by all necessary action by Seller. Each of the Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent Purchaser itself is in default thereunder.

6.1.3.     Consents and Approvals; No Conflicts. Subject to the approval of the appropriate Governmental Authorities in connection with the transfer of the Licenses and Permits, and the recordation of any Seller Documents as appropriate, and except as disclosed in Schedule 6.1.3, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents or the consummation by Seller of the transaction described in this Agreement, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the Business or on Seller’s ability to consummate the Contemplated Transactions. Neither the execution and delivery by Seller of any of the Seller Documents, nor the performance by Seller of any of its obligations under any of the Seller Documents, nor the consummation by Seller of the transaction described in this Agreement, will: (i) violate any provision of Seller’s organizational or governing documents; (ii) violate any Applicable Law to which Seller is subject; (iii) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof, or (iv) violate, breach or require any consent under any Material Contract (except as expressly contemplated herein) or trigger any rights of first refusal, rights of first offer, option agreements or similar transfer agreements which are binding on Seller with respect to the Property.

6.1.4.     Condemnation; Real Property.

(a)         Seller has not received any written notice of any threatened or pending condemnation proceeding or other proceeding in eminent domain.

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(b)         The Real Property constitutes all of the real property that (i) Seller leases, owns or occupies with respect to the Business, (ii) Seller uses in connection with the Business or (iii) is necessary to operate the Business as it is currently operated.

(c)         To Seller’s Knowledge, all construction with respect to the Improvements used in the operation of the Business has been completed and all expenses related thereto have been paid in full.

(d)         Seller has not received written notice of any dispute from any contiguous property owners concerning contiguous boundary lines, or any claims of others to rights over, under, across or through any of the Real Property by virtue of use or prescription.

(e)         Seller has not received any written notice of any claim, nor to Seller's Knowledge, has any such claim been threatened, relating to the Land from any Person, including any Native Hawaiian cultural practitioner or other Native Hawaiian resident, asserting any Native Hawaiians claims of ownership or other rights based upon the cultural history or ancestral land ownership of the Property. Seller has not received any written notice of any claim, nor to Seller's Knowledge, has any such claim been threatened, that there are any burial sites or other archeological findings that are culturally significant to Native Hawaiians on the Land.

6.1.5.     Compliance with Applicable Law. Except as set forth in Schedule 6.1.5, Seller has not received any written notice and, to Seller’s Knowledge, no fact, event or condition exists which would give rise to, a material violation of any Applicable Law with respect to the Property or the Business that has not been cured or dismissed. To Seller’s Knowledge, no investigation or review by any Governmental Authority with respect to Seller is pending or threatened.

6.1.6.     Claims and Litigation. Except as set forth in Schedule 6.1.6, Seller has not received any written notice of any order, decree, litigation, claim, charge or complaint with respect to the Property or the Business, except litigation that is not reasonably likely to have an adverse effect on the Property or the Business which is covered by insurance policies (subject to customary deductibles).

6.1.7.     Union Contract. Neither Seller nor, to Seller’s Knowledge, Manager is a party to any collective bargaining agreement with any labor union with respect to the Employees, and Seller has not received any written notice of any organization activities, labor strike, work stoppage, unfair labor practice charge, grievance or other material labor dispute at the Property.

6.1.8.     Employment Agreements; Labor Matters. No Seller has any employees or has engaged any independent contractors. To Seller’s Knowledge, all Employees are employed by Manager on an “at will” basis.

6.1.9.     Management and Franchise Agreements. Except for the Management Agreement and the Franchise Agreement, Seller is not a party to any management, franchise, license or similar agreements with respect to the Hotel.

6.1.10.     Finders and Brokers. Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

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6.1.11.     Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

6.1.12.     No violation of Anti-Terrorism Laws. None of Seller’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Seller nor any Person holding any direct or indirect interest in Seller is in violation of any Anti-Terrorism Laws.

6.1.13.     Material Contracts.

(a)         Except as set forth on Schedule 6.1.13, Seller is not a party to, and neither the Property, nor the Business, is bound by, any Contracts which:

(A)      involve expenditures, investments, consideration, loans or other commitments with a value of more than $25,000, individually, or $100,000, in the aggregate, over its term, which are not otherwise terminable by Seller or Manager on no more than thirty (30) days’ notice without penalty or fee;

(B)       evidence, impose or provide for any Encumbrance on the Property or which relate to any Indebtedness, whether incurred, assumed, guaranteed, or secured, or which restrict the incurrence of Indebtedness or any Encumbrance, other than Permitted Exceptions;

(C)       guarantee or secure the performance, Liabilities or obligations of any other Person;

(D)       limit or restrict, or purport to limit or restrict, the ability, right or freedom of to enter into or engage in any market or type or line of business, solicit or hire any Person, solicit customers or to conduct its business in any geographical area;

(E)       provide for, establish or grant “most favored” nation or similar preferential pricing provisions (other than Bookings made in the Ordinary Course of Business), a right of first refusal or right of first offer for any line of business, equity interests or material portion of assets or properties terms or an exclusive sale or purchase obligation with respect to any obligation or geographical area;

(F)       involve any Affiliate of Seller;

(G)       evidence, involve or relate to capital expenditures or relating to the development or construction of, or additions or expansions to, the Property;

(H)       evidence, involve or relate to (i) the sale or exchange of, or option to sell or exchange, the Property or any right of first offer or right of first refusal related thereto, (ii) the acquisition, purchase or exchange of, or option to acquire, purchase or exchange, any real estate, or any term sheets or letters of intent in effect and not expired as of the date hereof, whether or not binding, relating to any of the foregoing;

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(I)        evidence or relate to the resolution, settlement or compromise of any action or litigation (i) requiring non-monetary relief or (ii) in excess of $50,000; or

(J)        provide for management, franchise or brand licensing services with respect to the Property.

(b)         Each of the Contracts set forth or required to be set forth on Schedule 6.1.13, together with each of the Tenant Leases, is referred to herein as a “Material Contract” and collectively, the “Material Contracts.”

(c)        To Seller’s Knowledge, neither Seller nor any other Person is in violation, breach or default under any Material Contract and each Material Contract is valid, binding, in full force and effect and enforceable with respect to Seller, except as such may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally, and by general equitable principles or agreements. Seller has not received written notice from any counterparty thereto that any Material Contract is not enforceable.

6.1.14.   Bankruptcy. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief law as contemplated by, pending or threatened against Seller.

6.1.15.   Tenant Leases.     Schedule 2.1.8 lists all Tenant Leases, including any amendments thereto and the amount of any security or other refundable deposit made in respect of such leases. Seller is not, and to Seller’s Knowledge no other Person is, in violation, breach or default under any Tenant Lease. The Tenant Leases constitute the only the leases and other Contracts pursuant to which any Person has the right to use, occupy, acquire and/or possess all or any portion of the Real Property, other than the Lease Agreement and Bookings for transient hotel guests.

6.1.16.   Personal Property. Seller has good and marketable title to the Personal Property, free and clear of all Encumbrances, other than (i) Permitted Exceptions and (ii) Personal Property which is leased or licensed pursuant to the Equipment Leases.

6.1.17.   Group Bookings; Gift Certificates.     Schedule 6.1.17(a) lists all of the Bookings for Group Contracts as of a date which is not more than two (2) Business Days prior to the Effective Date, including any deposits received with respect to such Group Contracts. Schedule 6.1.17(b) lists all issued and outstanding Gift Certificates and outstanding liabilities related thereto as of the Effective Date.

6.1.18.   Financial Statements. To Seller’s Knowledge, the Historical Financials have been accurately derived from the books and records of Seller and Manager and fairly present the financial position of Seller as of the dates specified and the results of operations of Seller in all material respects for the periods covered thereby. Seller has no material liabilities, Indebtedness or other obligations, whether accrued, absolute, contingent or otherwise, of a kind required to be disclosed in the Historical Financials in accordance with GAAP, except: (a) to the extent reflected in the Historical Financials and, (b) liabilities incurred in the Ordinary Course of Business since April 30, 2017.

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6.1.19.   Environmental Compliance. Seller has delivered or made available to Purchaser true, complete and correct copies of all material environmental reports, analyses, tests or monitoring in its possession pertaining to the Property, including the Phase I Report. Except as set forth in the Phase I Report, Seller has not received any written notice of violation of any Environmental Laws. To Seller’s Knowledge, except as set forth in the Phase I Report, (i) Seller has conducted the Business in material compliance with all Environmental Laws, (ii) no underground storage tanks, including active, temporarily closed, closed, abandoned, registered or unregistered tanks, are located on the Property, and (iii) Seller has not assumed, undertaken or otherwise become subject to any material liability or corrective, investigatory or remedial obligations of any other Person related to Hazardous Substances or Environmental Laws.

6.1.20.   Licenses and Permits.     Schedule 6.1.20 lists all material Licenses and Permits. Each of the Licenses and Permits is in full force and effect in accordance with its terms, and, to Seller’s Knowledge, no defaults exist under or with respect to any of them. The Licenses and Permits constitute all of the material licenses, permits and authorizations necessary for Seller to operate the Hotel and the Business in the Ordinary Course of Business.

6.1.21.   Tax Matters. Seller has paid or caused to be paid all applicable sales and use taxes due with respect to the Property and the Business, and neither the Property nor the Business has been the subject of a sales tax audit or gross receipts tax audit (including, without limitation, Hawaii general excise tax) within the last three (3) years, nor to Seller’s Knowledge has the Property or the Business has been the subject of a sales tax audit or gross receipts tax audit (including, without limitation, Hawaii general excise tax) prior to the last three (3) year period during the period Seller has owned the Property. Seller has duly and timely filed (or filed extensions therefor) all Tax Returns required to be filed by Seller on or before the Closing Date with respect to all applicable Taxes, and, to Seller’s Knowledge, no penalties or other charges are or will become due with respect to any of the Tax Returns as the result of the late filing thereof. There is no material dispute or claim concerning any Tax liability of Seller either (a) claimed or raised by any Governmental Authority in writing or (b) as to which Seller has Knowledge.

6.1.22.   Insurance. Seller maintains insurance coverage for its operations, the Property and the Business in compliance with the Loan Documents and the Management Agreement. Except as set forth in Schedule 6.1.22, there is no material claim by Seller pending, or to Seller’s Knowledge, threatened, under any such policies with respect to the Property or the Hotel which (i) has been denied or disputed by the insurer, or (ii) if not paid, could reasonably be expected to be material to Seller. None of Seller or, to Seller’s Knowledge, Manager has received any written notice of cancellation, termination or a material increase in premiums or that any such policies with respect to the Hotel or the Property will not be available in the future on substantially the same terms as currently in effect.

6.1.23.   Loan Documents. Seller is not in material breach of any representation, warranty or covenant under the Loan Documents and to Seller’s Knowledge, no event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, a default or “Event of Default” thereunder has occurred.

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6.2         Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 6.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely:

6.2.1.     Organization and Power. Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

6.2.2.     Authority and Binding Obligation. Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents. The execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, have been duly and validly authorized by all necessary action by Purchaser. Each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default thereunder.

6.2.3.     Consents and Approvals; No Conflicts. Except as contemplated hereby, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement. Neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (i) violate any provision of the organizational or governing documents of Purchaser; (ii) violate any Applicable Law to which Purchaser is subject; or (iii) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

6.2.4.     Finders and Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

6.2.5.     No Violation of Anti-Terrorism Laws. None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

6.2.6.     Sophisticated Investor. Purchaser is a sophisticated investor, is represented by competent counsel, understands the assumption of risk and liability set forth in this Agreement, and is experienced in, and knowledgeable about, the ownership, management, leasing and purchase of commercial real estate and hotel properties, and has relied and will rely exclusively on the representations expressly made by Seller in this Agreement and the other Transaction Documents and on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its tax or legal status, condition, value and potential. Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except solely for the representations expressly made by Seller in this Agreement or the other Transaction Documents.

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6.3         Survival. The representations and warranties in Section 6.1 and Section 6.2 shall survive for nine (9) months after the Closing (the “Survival Period”).

ARTICLE VII

COVENANTS

7.1         Confidentiality.

7.1.1.     Disclosure of Confidential Information. Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or any information disclosed by the Inspections or in the Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required under Applicable Law including applicable security regulations, and (ii) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Seller or Purchaser (as the case may be) shall (A) advise such Person of the confidential nature of such Confidential Information, and (B) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such Confidential Information. The obligations under this Section 7.1.1 shall survive termination of this Agreement, and Seller’s obligations under this Section 7.1.1 shall survive the Closing.

7.1.2.     Public Announcements. For the avoidance of doubt and notwithstanding anything to the contrary in Section 7.1.1, neither Party shall have the right prior to the Closing to make a public announcement regarding the transaction described in this Agreement, except as may be required by Applicable Law; provided however that the Parties shall be permitted to make disclosures in accordance with Section 7.1.1.

7.1.3.     Communication with Employees. Without limiting the generality of the provisions in Section 7.1.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including Purchaser’s Inspectors), directly or indirectly, communicate with any Employees which are not management level employees or any Person representing such Employees involving any matter with respect to the Property or the Business, the Employees or this Agreement, unless such communication is approved by Seller or is otherwise expressly permitted hereunder. Seller acknowledges that reasonably in advance of the Closing, Purchaser and/or the hotel manager retained by Purchaser will need to interview, meet with and in many cases offer employment to be effective as of the Closing to Employees and Seller shall (or shall cause Manager to) reasonably cooperate with Purchaser and/or the hotel manager retained by Purchaser to arrange such communications.

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7.2         Conduct of the Business.

7.2.1.     Operation in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, except as otherwise provided in this Agreement, Seller shall, and shall instruct the Manager (provided that so long as Seller provides such instruction to the Manager, Seller shall not be liable to Purchaser with respect to Manager’s failure to comply):

(a)         conduct the Business in the Ordinary Course of Business;

(b)         keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business and the Property;

(c)         not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of Contemplated Transactions;

(d)        not acquire or agree to acquire any material assets, in each case, except in the Ordinary Course of Business;

(e)         not transfer, sell, lease or otherwise dispose of or agree to transfer, sell, lease or dispose of or remove or cause or permit to be removed any part or portion of the Property (including any FF&E) unless such removed property is being removed in the Ordinary Course of Business and is replaced prior to the Closing Date with similar items of at least equal suitability, quality and value; and

(f)          not authorize or enter into any written commitment with respect to any of the matters described above.

7.2.2.     Contracts. From the expiration of the Due Diligence Period until the Closing or earlier termination of this Agreement, Seller shall not, and, subject to Manager’s right under the Management Agreement, shall instruct Manager not to (provided that so long as Seller provides such instructions to the Manager, Seller shall not be liable to Purchaser with respect to Manager’s failure to comply), without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, enter into, obtain, amend, extend, renew or terminate any new or existing Tenant Leases, Contracts or Licenses and Permits. Any such Tenant Leases, Contracts or Licenses and Permits or amendments, extensions, renewals or terminations thereof approved by Purchaser pursuant to this Section 7.2.2 shall be deemed incorporated into Seller’s representations and warranties.

7.2.3.     This Section 7.2 shall survive the Closing for the Survival Period.

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7.3         Licenses and Permits.

7.3.1.     Generally. Purchaser (with the cooperation of Seller) shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits. Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. Notwithstanding anything to the contrary in Section 7.3, Purchaser shall not communicate, file any application or otherwise commence any procedure or proceeding with any Governmental Authority for the transfer of any Licenses or Permits or issuance or new licenses and permits, or post any notices at the Hotel or publish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits prior to the expiration of the Due Diligence Period. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits.

7.3.2.     Liquor License.

(a)         Generally. Purchaser and Seller recognize that the Liquor License is statutorily regulated pursuant to Applicable Law. If the Liquor License is subject to transfer under Applicable Law, Seller shall cause Liquor License Holder to transfer the Liquor License to Purchaser (and/or the manager it has retained, if applicable) in accordance with Applicable Law and at Purchaser’s expense. The Parties recognize that the transfer of the Liquor License may occur subsequent to the Closing Date, and after the Closing Date, Purchaser and Seller shall each continue to use commercially reasonable efforts and cooperate in the prompt transfer of the Liquor License.

(b)         New License. If the Liquor License is not subject to transfer under Applicable Law, then Purchaser may, promptly following the end of the Due Diligence Period, make all necessary applications for, and diligently pursue, issuance of, a new Liquor License. At the sole cost and expense of Purchaser, Seller shall (and shall cause Liquor License Holder to) reasonably cooperate with and assist Purchaser in seeking the issuance of such new Liquor License.

7.4         Employees.

7.4.1.     If the WARN Act is applicable, Purchaser, or Purchaser’s manager, or their Affiliates, shall offer employment, or continue to employ a sufficient number of the Employees on such terms and conditions so that Manager is not required to provide notice of a “plant closing” or “mass layoff” to any Person under the WARN Act as a result of the termination of employment of the Employees as of the Closing. If the WARN Act is applicable, on or following the Closing, Purchaser shall comply with all provisions of the WARN Act with respect to all Employees, including without limitation, employing a sufficient number of Employees during the ninety (90) day period following the Closing so as to not trigger the applicability of the WARN Act. If Purchaser fails to comply with the provisions of this Section 7.4.1, then in addition to any remedies Seller may have, Purchaser alone shall be responsible for giving such notices as may be required by the WARN Act and shall be solely liable for the payment of any amounts that may become due under the WARN Act. If the WARN Act is applicable, as part of its obligations under this Section 7.4.1, Purchaser shall indemnify, defend and hold Seller and Manager harmless from and against any liability, loss, damage, fines, penalty, back pay, back benefits, costs or expenses (including, without limitation, attorneys’ fees and expenses) that may result to Seller or Manager based on Purchaser’s failure to comply with this Section 7.4.1. This Section 7.4 shall survive the Closing.

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7.4.2.     Seller shall cooperate, and authorize Manager to cooperate, with Purchaser to provide information to Purchaser regarding Employees’ names, positions, dates of hire and current compensation, as reasonably requested by Purchaser and to the extent permitted by Applicable Law, and allow Purchaser, or its designee, the opportunity to interview the Employees in accordance with this Agreement.

7.4.3.     Seller and Purchaser shall cooperate in good faith to prepare and disseminate to the Employees mutually-agreeable communications regarding the Contemplated Transactions in an effort to minimize business disruption prior to the Closing Date.

7.4.4.     No provision of this Section 7.4 shall create any third party beneficiary or other rights in any Employee or former employee (including any beneficiary or dependent thereof) of Seller or Manager in respect of continued employment (or resumed employment) with Purchaser, or any of its Affiliates, and no provision of this Section 7.4 shall create any such rights in any such persons in respect of any benefit that may be provided, directly or indirectly, under any employee plan of Seller or any Purchaser employee plan.

7.4.5.     In accordance with the term of the Management Agreement, Seller shall be responsible for all compensation, fringe benefits, vacations and vacation payments, and other amounts owed to Employees, and taxes thereon, through the Cut-Off Time, except that, at Closing, Purchaser shall receive a credit (the “Paid Time Off Credit”) in the amount of accrued and unpaid bonuses, vacation time, personal time and sick time, and taxes thereon, as of the Cut- Off Time for the Employees. Purchaser shall be responsible for the wages, salaries and benefits and taxes thereon for the Employees retained by Purchaser or its manager following Closing and for accrued and unpaid vacation time, personal time and sick time and taxes thereon that are the subject of the Paid Time Off Credit.

7.4.6.     This Section 7.4 shall survive the Closing.

7.5         Bookings. Purchaser shall honor all Bookings made in the Ordinary Course of Business prior to the Closing Date for any period on or after the Closing Date. This Section 7.5 shall survive the Closing.

7.6         Tax Contests.

7.6.1.     Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. This Section 7.6.1 shall survive the Closing.

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7.6.2.     Taxable Period Including the Closing Date. Prior to the Closing, Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period that includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within thirty (30) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such thirty (30) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 7.6.2 shall survive the Closing.

7.6.3.     Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. This Section 7.6.3 shall survive the Closing.

7.6.4.     Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 7.6.4 shall survive the Closing.

7.7         Notices and Filings. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts, Tenant Leases, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business. This Section 7.7 shall survive the Closing.

7.8         Franchise Approval/Replacement Franchise Documents.

7.8.1.     Franchise Approval. Purchaser has submitted its application and application fee to Franchisor for the approval of Purchaser as its new franchisee at the Hotel as contemplated by the Replacement Franchise Documents (“Franchise Approval”). Purchaser shall diligently pursue obtaining Franchise Approval, shall be responsible for any application and other fees incurred in connection with pursuing Franchise Approval, and shall keep Seller apprised of the status of Franchise Approval.

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7.8.2.     Replacement Franchise Documents. As necessary, Seller shall reasonably cooperate with Purchaser (at no cost or expense to Seller) in connection with Purchaser or its designated Affiliate entering into the Replacement Franchise Documents with Franchisor in forms reasonably acceptable to Purchaser. In addition, Purchaser shall diligently, promptly and in good faith (a) provide Franchisor with such information, and execute and deliver such documents and instruments to Franchisor, and (b) take such actions, in each case as are customarily required by Franchisor in providing Franchise Approval.

7.9         Loan Assumption.

7.9.1.     Loan Assumption Documents. At the Closing, Purchaser shall assume the obligations of Seller under and with respect to that certain mortgage loan with an original principal balance of up to $44,000,000 (the “Loan”) by TH Commercial Mortgage LLC (together with its successors and assigns, “Lender”) and created, evidenced, governed and/or secured by the documents, including all amendments thereto, if any, evidencing the Loan as more particularly described on Schedule 7.9 hereto, true, correct and complete copies of all of which have been delivered to Purchaser (collectively, the “Loan Documents”), in accordance with this Section 7.9. All accrued and unpaid interest (including default interest), unpaid late fees and charges, unreimbursed costs and expenses due and owing to Lender (other than Loan Assumption Costs) and the outstanding principal balance of the Loan on the Closing Date (collectively, the “Closing Date Loan Balance”) shall be credited against the Purchase Price at Closing. Seller shall assign to Purchaser all of their right, title and interest in and to any reserves existing and on deposit in connection with the Loan as of the Closing Date (collectively, the “Reserves”), and Purchaser shall pay Seller an amount equal to the aggregate balance of the Reserves on the Closing Date (collectively, the “Closing Date Reserve Balance”). Purchaser agrees that it shall, at its own expense, cooperate with Seller in order to supply any information required, and take any actions reasonably required of Purchaser and its Affiliates to comply with Lender’s application requirements. Purchaser understands and agrees that it shall cause an Affiliate of Purchaser, of like credit quality to the current guarantors of the Loan or otherwise acceptable to Lender, to guaranty these obligations to the same extent as currently provided in the applicable Loan Documents, in accordance with this Section 7.9. Seller and Purchaser shall use commercially reasonable efforts to cause the assumption of the Loan to occur on the Closing Date, including without limitation giving required notices to Lender, executing assumption documents reasonably required by Lender, and providing Lender with any financial, organizational and other information regarding Purchaser and its Affiliates as necessary to satisfy the requirements of Lender applicable to the assumption of the Loan. Purchaser and its Affiliates shall execute such loan assumption agreements, guaranties and/or indemnity agreements, and shall provide such legal opinions, franchisor comfort letters and other deliverables, as may reasonably be deemed necessary by Lender and Purchaser to consummate Purchaser’s assumption of the Loan (collectively, the “Loan Assumption Documents”); provided that it shall be a condition of Purchaser’s obligation to close hereunder that the Loan Documents be amended in accordance with Schedule 7.9 and except for such amendment, all other terms shall be consistent in all material respects with the terms of the Loan Documents in effect as of the date hereof. Purchaser shall pay all fees and expenses incurred in connection with the Loan Assumption Documents and process (in accordance with Section 7.9.3); provided, however, that (i) Seller shall pay its own legal fees and expenses and (ii) no loan assumption fee shall be due to Lender in connection with the Loan Assumption Documents. It shall be a condition to the Parties’ obligations to close the transaction under this Agreement that Lender consents in writing to the assumption of the Loan by Purchaser. It shall also be a condition to Seller’s (but not Purchaser’s) obligation to close the transaction under this Agreement that Lender releases Seller and all current guarantors of all liabilities under the Loan Documents arising from and after the date of the assumption by Purchaser.

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7.9.2      IRC Agreement. At the Closing, to the extent such assignment is approved by SMBC, Purchaser shall assume the obligations of Seller under the IRC Agreement, and Purchaser shall execute and deliver such assignment and assumption documents as SMBC may reasonably request in connection therewith, to the extent in a form reasonably acceptable to Purchaser.

7.9.3      Costs. At the Closing, Purchaser shall pay (i) to Seller $800,000, as reimbursement for costs Seller incurred in connection with Seller entering into the Loan Documents (the “Loan Cost Reimbursement Amount”), and (ii) to Lender (or to such Persons as Lender may direct) the out-of-pocket costs and expenses incurred by Lender in connection with the Loan Assumption Documents, including without limitation the fees of Lender’s outside legal counsel and any third party search costs (“Loan Assumption Costs”). Notwithstanding anything to the contrary herein, in the event this Agreement is terminated for any reason other than due to a Seller Default, Purchaser shall pay all Loan Assumption Costs within five (5) days of delivery of an invoice therefor.

7.10       Exclusivity. From May 2, 2017 to the Closing or earlier termination of this Agreement, Seller shall not directly or indirectly (including through any officer, director, employee, stockholder, agent, partner, affiliate or otherwise) (i) enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition or purchase of all or a portion of the Property or its assets (a “Competing Transaction”); (ii) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of its officers, directors, employees and agents) relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding, furnish to any other Person any information with respect to, or otherwise cooperate with, assist, participate in, facilitate or encourage, any effort or attempt by any Person to effect a Competing Transaction. Seller shall immediately terminate all pending discussions regarding a Competing Transaction and shall notify Purchaser promptly if any proposal regarding a Competing Transaction (or any inquiry or contact with any Person with respect thereto) is made.

7.11       Estoppels. Seller shall use commercially reasonable efforts to obtain estoppels, in a form reasonably acceptable to Purchaser, with respect to the two declarations set forth on Schedule 7.11 hereto.

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7.12       Further Assurances. From the Effective Date until the Closing or earlier termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement. The immediately preceding sentence of this Section 7.12 shall survive the Closing.

7.13       Tax Forms. Seller shall use commercially reasonable efforts to submit promptly following the Effective Date the following completed forms to the State of Hawaii Department of Taxation: (i) Report of Bulk Sale or Transfer [http://files.hawaii.gov/tax/forms/2016/g8a.pdf], and (ii) Tax Clearance Application [http://files.hawaii.gov/tax/forms/2016/a6.pdf] (collectively, the “Tax Forms”). In the event that certifications requested pursuant to the Tax Forms from the Hawaii Department of Taxation reflecting that all Taxes have been paid and that Seller is compliant (collectively, the “Tax Clearance Certificates”) have not been received prior to the Closing Date, Seller agrees to cooperate with Purchaser in obtaining the Tax Clearance Certificates and to reimburse Purchaser for any Taxes, costs and fees associated with obtaining the Tax Clearance Certificates. In addition, Seller and Purchaser shall use commercially reasonable efforts to submit promptly at the Closing (x) a Notice of Mortgage, Pledge or Purchase, [http://files.hawaii.gov/tax/forms/2010/d37.pdf], and (y) the Conveyance Tax Certificate and pay their applicable portion of the Taxes due thereunder as provided for in this Agreement.

ARTICLE VIII

CLOSING CONDITIONS

8.1         Mutual Closing Conditions.

8.1.1.     Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):

(a)         Adverse Proceedings. No litigation or other court action shall have been commenced by a third party seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

(b)        Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

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(c)         Franchise Approval. Franchisor shall have provided Franchise Approval by (i) agreeing to enter into the Replacement Franchise Documents, in a form reasonably acceptable to Purchaser, and (ii) terminating Seller’s and all applicable Affiliates’ obligations under the Franchise Agreement and any ancillary documents with respect thereto arising and/or accruing from and after the Closing, and the Replacement Franchise Documents shall become effective concurrently with the Closing. Notwithstanding the foregoing and as required by Franchisor, any guaranty executed in connection with the Franchise Agreement will remain in effect as to any surviving obligations under the Franchise Agreement.

(d)         Loan Assumption. Lender shall have approved the assumption of the Loan by Purchaser, and SMBC shall have consented to the assignment and assumption of the IRC Agreement by Purchaser, and Seller and its Affiliates shall have been released from liability thereunder, all as more fully described in Section 7.9.

8.1.2.     Failure of Mutual Closing Condition. If any of the Mutual Closing Conditions is not satisfied at Closing, then each Party shall have the right to terminate this Agreement by providing written notice to the other Party, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination; provided, however, if the Mutual Closing Conditions set forth in Section 8.1.1(c) and/or 8.1.1(d) are not satisfied by the scheduled Closing Date, either Party may, upon written notice to the other Party prior to the scheduled Closing Date, postpone the Closing for up to thirty (30) days to allow additional time for the applicable Mutual Closing Condition to be satisfied.

8.2         Purchaser Closing Conditions.

8.2.1.     Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

(a)         Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Deposit Escrow Agent to be delivered to Purchaser at Closing.

(b)         Representations and Warranties. The representations and warranties of Seller contained in this Agreement (other than representations and warranties of Seller contained in Sections 6.1.1 (Organization and Power), 6.1.2 (Authority and Binding Obligation) and 6.1.16(a) (Title to Personal Property) (collectively, the “Fundamental Representations”), which shall be true and correct in all respects) shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (or as of such other date to which such representation or warranty expressly is made).

(c)         Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects (other than covenants and obligations qualified by materiality, which Seller shall have performed in all respects).

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(d)         Encumbrances. At or prior to Closing, Seller shall have obtained the release of all Unpermitted Exceptions. In the event that any Unpermitted Exceptions shall exist at the Closing on the Property that (i) is not a Permitted Exception, and (ii) can be removed immediately by the payment of a liquidated and discernible sum of money, then Purchaser and Seller shall be obligated to consummate the Closing, notwithstanding the existence of such Unpermitted Exception, so long as Purchaser receives a credit, equal to such liquidated or discernable amount of money, against the Purchase Price as may be necessary to discharge such Permitted Exception.

(e)         Title Policy. The Title Company shall be irrevocably committed to issue the Title Policy in favor of Purchaser in the form required pursuant to Section 5.4.

8.2.2.     Failure of Purchaser Closing Condition. If any of the Purchaser Closing Conditions is not satisfied at Closing because of a Seller Default, then Purchaser shall have the rights set forth in Section 12.1. If any of the Purchaser Closing Conditions is not satisfied at Closing (other than as a result of Seller Closing Condition not being satisfied or waived or as a result of a Purchaser Default), then Purchaser shall have the right (i) to terminate this Agreement by providing written notice to Seller, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, (ii) to waive any of the Purchaser Closing Conditions at or prior to Closing or (iii) upon written notice to Seller, postpone the Closing for up to five (5) Business Days to allow additional time for applicable Purchaser Closing Condition to be satisfied.

8.3         Seller Closing Conditions.

8.3.1.     Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

(a)         Receipt of the Purchase Price. Purchaser shall have (i) paid to Seller, or deposited with Deposit Escrow Agent with written direction to disburse the same to Seller, the Purchase Price (as adjusted pursuant to Section 3.1), and (ii) delivered written direction to Deposit Escrow Agent to disburse the Earnest Money to Seller.

(b)         Purchaser’s Deliveries. All of the Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Deposit Escrow Agent to be delivered to Seller at Closing.

(c)         Representations and Warranties. The representations and warranties of Purchaser in this Agreement (other than representations and warranties of Purchaser contained in Sections 6.2.1 (Organization and Power) and 6.2.2 (Authority and Binding Obligation), which shall be true and correct in all respects) shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (or as of such other date to which such representation or warranty expressly is made).

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(d)         Covenants and Obligations. The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects (other than covenants and obligations qualified by materiality, which Purchaser shall have performed in all respects).

8.3.2.     Failure of Seller Closing Condition. If any of the Seller Closing Conditions is not satisfied at Closing (other than as a result of a Purchaser Closing Condition not being satisfied or waived or as a result of a Seller Default), then Seller shall have the right to (i) terminate this Agreement by providing written notice to Purchaser, in which case the Earnest Money shall be disbursed to Seller in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, (ii) waive any of the Seller Closing Conditions at or prior to Closing or (iii) upon written notice to Purchaser, postpone the Closing for up to five (5) Business Days to allow additional time for applicable Seller Closing Condition to be satisfied.

ARTICLE IX

CLOSING

9.1         Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the transaction described in this Agreement (the “Closing”) shall occur on June 30, 2017 (as such date may be postponed pursuant to Section 5.3.3, 8.1.2, 8.2.2, 8.3.2, 13.1.1, 13.2.1 or 16.16), or such other date as agreed to in writing by Purchaser and Seller (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall be effected as provided in Section 9.2.

9.2         Closing Escrow. The Parties acknowledge (i) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Deposit Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at the Closing pursuant to this Agreement shall be deposited with Deposit Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted pursuant to Section 3.1) and the Earnest Money shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be).

9.3         Closing Deliveries.

9.3.1.     Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Deposit Escrow Agent to be delivered to Purchaser at the Closing, all of the (i) documents set forth in this Section 9.3.1, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items set forth in this Section

9.3.1 (the “Seller Closing Deliveries”), as follows:

(a)      A closing certificate in the form of Exhibit A;

(b)      A warranty deed for the Real Property (the “Deed”) in the form of Exhibit B, conveying the Real Property to Purchaser, subject to the Permitted Exceptions;

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(c)         A Bill of Sale for the Hotel in the form of Exhibit C, transferring the Personal Property assets including the FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Books and Records, Plans and Specifications, Warranties, Bookings, and Trademarks to Purchaser on the terms set forth therein;

(d)         An Assignment and Assumption of Leases, Contracts and Licenses and Permits for the Hotel in the form of Exhibit D, assigning the Assumed Contracts (other than the Loan Documents) on the terms set forth therein;

(e)         A Holdback Escrow Agreement in the form of Exhibit F (the “Holdback Escrow Agreement”);

(f)          A certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires such certification or registration, duly executed, conveying such vehicle or such other Personal Property to Purchaser;

(g)         Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy, including, without limitation, an owner’s affidavit, a gap indemnity, and such copies of Seller’s organizational documents, authorizing resolutions and good standing certificates;

(h)         Any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property;

(i)          A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code;

(j)          To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel; provided, however, that Seller shall have the right to (i) redact and reformat any Books and Records which include data or other information pertaining to any other hotels owned, managed or franchised by Seller, Franchisor, Manager or their Affiliates, and (ii) subject to Section 7.1.1, retain copies of any Books and Records delivered to Purchaser;

(k)         The Closing Statement prepared pursuant to Section 10.1;

(l)          Evidence of the termination of the Management Agreement;

(m)        Evidence of termination of the Lease Agreement;

(n)         All Loan Assumption Documents which are required to be executed by Seller or its Affiliates, duly executed by such Persons;

(o)         To the extent obtained, a tenant estoppel for the spa Tenant Lease, in substantially the form such tenant recently delivered to Lender (provided that Seller shall use commercially reasonable efforts to obtain such estoppel);

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(p)         Payoff Letters and lien releases with respect to the payment of the Debt Payoff Amount, if any;

(q)         A Settlement Statement duly executed by Seller and the Title Company; and

(r)          Such other documents and instruments as may be reasonably requested by Purchaser or the Title Company in order to consummate the transaction described in this Agreement, including such documents and instruments reasonably required by Franchisor to enter into the Replacement Franchise Documents.

9.3.2.     Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Deposit Escrow Agent to be delivered to Seller all of the (i) documents set forth in this Section 9.3.2, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items set forth in this Section 9.3.2 (the “Purchaser Closing Deliveries”), as follows:

(a)         The Closing Date Payment;

(b)         A closing certificate in the form of Exhibit E;

(c)         A counterpart of each of the documents and instruments to be delivered by Seller under Section 9.3.1 which require execution by Purchaser;

(d)         All Loan Assumption Documents which are required to be executed by Purchaser or its Affiliates, duly executed by such Persons; and

(e)         Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transaction described in this Agreement.

9.4         Possession. Seller shall deliver possession of the Real Property, subject to the Permitted Exceptions, and tangible Personal Property to Purchaser upon completion of the Closing.

ARTICLE X

PRORATIONS AND EXPENSES

10.1      Closing Statement. No later than one day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Hotel as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Sections 10.2 and 10.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement with respect to the Hotel (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be re-prorated after the Closing as expressly set forth in Section 10.2.

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10.2      Prorations. The items of revenue and expense set forth in this Section 10.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 10.2, so that the Closing Date is a day of income and expense for Purchaser.

10.2.1.   Taxes. All real property, personal property, and similar Taxes shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. This Section 10.2.1 shall survive the Closing.

10.2.2.   Tenant Leases. Any rents and other amounts prepaid under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all assignable security deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases. Purchaser shall not receive a credit for any non-assignable security deposits held by Seller which Seller shall return to the tenant under such Tenant Lease, and Purchaser shall obtain any replacement security deposit from such tenant.

10.2.3.   Contracts. Any Prepaid Amounts or amounts accrued or due and payable under the Assumed Contracts (other than for utilities which proration is addressed separately in Section 10.2.5) shall be prorated as of the Cut-Off Time between Seller and Purchaser, with Seller being credited for Prepaid Amounts, and Purchaser being credited for amounts accrued and unpaid. Without duplication with the foregoing, Purchaser shall receive a credit for all deposits held by Seller under the Assumed Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Assumed Contracts. Seller shall receive a credit for all deposits made by Seller under the Assumed Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

10.2.4.   Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

10.2.5.   Utilities. All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the Closing. Seller shall receive a credit for all fuel stored at the Hotel based on Seller’s cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

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10.2.6.   Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

10.2.7.   Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars in the Hotel (if any) as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars thereafter.

10.2.8.   Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

10.2.9.   Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.2, (i) Seller shall pay in full prior to or promptly following the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) that are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall re-prorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services.

10.2.10.  Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel which shall remain on deposit for the benefit of Purchaser.

10.2.11.  Unopened Containers and Retail Merchandise. All unopened F&B and Retail Merchandise, excluding any expired, obsolete or slow moving items or any items placed in guest rooms, with respect to the Hotel on hand as of the Closing Date, for which Seller shall receive a credit at Closing in the amount of the total of the actual cost to Seller of such items transferred to Purchaser at Closing.

10.2.12.  Gift Certificates. Following the Closing, notwithstanding that Purchaser is not assuming any liability for Seller’s Gift Certificates, Purchaser shall honor when presented Seller’s outstanding Gift Certificates to the extent listed on an updated Schedule 6.1.17(b) (which Seller shall deliver at Closing), and Purchaser shall receive a credit at Closing for 100% of the aggregate face amount (or value based upon an average daily rate to the extent not for a specified amount) of the outstanding Gift Certificates listed on Schedule 6.1.17(b)(1). Purchaser shall not receive any credit at Closing for the Gift Certificates set forth on Schedule 6.1.17(b)(2).

10.2.13.  Paid Time Off Credit. Purchaser shall receive a credit in an amount equal to the Paid Time Off Credit.

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10.2.14.  Accounts Receivable. Seller shall receive a credit for all Accounts Receivable other than Accounts Receivable that are more than ninety (90) days past due.

10.3       Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) 50% of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (other than any restaurant or bar charges on the Guest Ledger which shall be prorated in accordance with Section 10.2.7), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger.

10.4       Final Accounting.

10.4.1.   Within one hundred twenty (120) days following the Closing, Purchaser shall conduct a final accounting of all matters and items subject to proration pursuant to this Article X, which shall include a determination as to whether there were any errors or omissions on the Closing Statement (“Final Accounting”), and Purchaser shall deliver to Seller a certificate (the “Final Adjustment Certificate”) reflecting the final proration calculations (the “Final Prorations”). In addition to the standard prorations, Purchaser shall be entitled to include in any proration calculation any amounts of Seller’s transaction costs set forth in Section 10.5 not paid at Closing as an amount owed to Purchaser pursuant to such prorations.

10.4.2.   Purchaser and Seller shall cooperate in good faith to reconcile all items included on the Final Accounting. The Final Accounting shall be binding and conclusive on all Parties hereto, unless within ten (10) Business Days after receipt by Seller of the Final Adjustment Certificate Seller notifies Purchaser in writing that it seeks an adjustment in the Final Accounting, and specifies in reasonable detail the items that it seeks to adjust and the reasons therefor (which may include items not reflected in the Final Adjustment Certificate, but which Seller believes should have been reflected therein). The Parties shall attempt to resolve such dispute; however, if Purchaser and Seller have not resolved the request for adjustment within fifteen (15) Business Days after delivery of the original notice by Seller to Purchaser, then the Parties shall submit such dispute to KPMG, LLC, certified public accountants. The determination of such accountants, which shall be made within thirty (30) days after submission, shall be conclusive, provided that such accountant shall only decide the specific items under dispute by the Parties and the decision for each disputed amount must be within the range of values assigned to each such item by Purchaser and Seller. The fees and expenses of such accountant shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser. Any retainer charged by such accountant will be advanced 50% by Seller, on the one hand, and 50% by Purchaser, on the other hand.

10.4.3.   In the event it is determined pursuant to the Final Accounting, if any, that any amounts are due and owing by Seller to Purchaser, then Seller shall cause such amounts to be paid to Purchaser on or before thirty (30) days from the date the Final Accounting is completed. In the event it is determined pursuant to the Final Accounting that any amounts are due and owing by Purchaser to Seller, then Purchaser shall cause such amounts to be paid to Seller on or before thirty (30) days from the date the Final Accounting is completed.

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10.5       Transaction Costs.

10.5.1.   Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (i) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.3; (ii) 50% of the fees and expenses for the Deposit Escrow Agent; (iii) the fees and expenses of its own attorneys, accountants and consultants; (iv) 60% of the customary fees and expenses for the Title Commitment and Title Policy (excluding endorsements); and (v) 50% of any transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Property or the other assets of the Business.

10.5.2.   Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) any fees or expenses payable for the assignment, transfer or conveyance of any Tenant Leases, Contracts, Licenses and Permits, IT Systems, Plans and Specifications and Warranties; (iii) the fees and expenses for the Updated Survey; (iv) 50% of the fees and expenses for the Deposit Escrow Agent; (v) 40% of the customary fees and expenses for the Title Commitment and Title Policy (excluding endorsements); (vi) the cost for any title endorsements to the Title Policy requested by Purchaser; (vii) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (viii) recording fees for the Deed; (ix) the fees and expenses of its own attorneys, accountants and consultants; and (x) 50% of any transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Property or the other assets of the Business.

10.5.3.   Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 10.5 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

10.5.4.   This Article X shall survive the Closing.

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ARTICLE XI

TRANSITION PROCEDURES

11.1       Safe Deposit Boxes. Prior to the Closing, Seller shall notify all guests or customers who are then using a safe deposit box at the Hotel advising them of the pending change in management of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties. Upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall be deemed an “Inventoried Safe Deposit Box”). If this Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes immediately upon such termination. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor. After the Closing, the Parties shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contents of the non-Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with Article XIV from and against any Indemnification Loss incurred by any Seller Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 11.1. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XIV from and against any Indemnification Loss incurred by any Purchaser Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box. This Section 11.1 shall survive the Closing.

11.2       Baggage. On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with Article XIV from and against any Indemnification Loss incurred by any Seller Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser which was not inventoried by the Parties. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XIV from and against any Indemnification Loss incurred by any Purchaser Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller which was not inventoried by the Parties. This Section 11.2 shall survive the Closing.

11.3       IT Systems. With respect to the IT Systems, Seller shall provide Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier, and Purchaser shall (i) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of such IT Systems from Seller to Purchaser, or a new license for such IT Systems (as the case may be), and (ii) pay any fees or expenses charged by the licensor, vendor or supplier of such IT Systems in respect of such assignment or transfer or new license (as the case may be).

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ARTICLE XII

DEFAULT AND REMEDIES

12.1       Seller’s Default. If (i) Purchaser has not delivered a Termination Notice pursuant to Section 4.1.1 and (ii) any of Seller’s representations or warranties hereunder is not true and correct in any material respect or Seller fails to perform its covenants or obligations hereunder in any material respect other than due to a Purchaser’s Default (a “Seller Default”) and Seller’s Default is not cured by Seller within ten (10) days of receipt of written notice thereof of Purchaser, then Purchaser, as its sole and exclusive remedies, may elect to: (a) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and Seller shall reimburse Purchaser for all third party out-of-pocket costs and expenses actually incurred by Purchaser and its Affiliates in connection with Purchaser’s due diligence investigations and the negotiation of this Agreement and Purchaser’s efforts to consummate the Contemplated Transactions (which reimbursement shall be capped at $300,000), and Seller shall promptly pay such amounts to Purchaser upon receipt of documentation showing the amount of such costs and expenses, after which the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; (b) proceed to Closing in which case Purchaser shall be deemed to have waived such Seller Default and, if applicable, any Purchaser Closing Condition that is not satisfied as a result of such Seller Default; or (c) seek specific performance, by commencing legal action within forty- five (45) days following the expiration of any applicable cure period, with Seller responsible for costs and attorneys’ fees incurred by Purchaser in connection with obtaining such relief and with a reduction in or setoff against the Purchase Price as the court may deem appropriate. The preceding clause (a) shall survive the termination of this Agreement. Seller acknowledges and agrees that irreparable damage would occur in the event that Seller fails to take such actions as are required of it hereunder to consummate the Contemplated Transactions. Accordingly, Seller acknowledges and agrees that Purchaser shall be entitled to specific performance as provided in this Section 12.1. Seller agrees that it will not oppose the granting of specific performance as provided in this Section 12.1 on the basis that Purchaser has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

12.2       Purchaser’s Default. If (i) Purchaser has not deposited the Earnest Money within the time period provided in, and otherwise in accordance with, Section 3.2.1, or (ii) at any time prior to Closing, any of Purchaser’s representations or warranties hereunder is not true and correct in any material respect or Purchaser fails to perform any of its other covenants or obligations under this Agreement in any material respect other than due to a Seller Default (a “Purchaser Default”) and Purchaser’s Default is not cured by Purchaser within ten (10) days of receipt of written notice thereof of Seller, then Seller, as its sole and exclusive remedy, may elect to (A) terminate this Agreement by providing written notice to Purchaser, in which case the Earnest Money shall be disbursed to Seller in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing pursuant to this Agreement, in which case Seller shall be deemed to have waived such Purchaser Default. Notwithstanding the foregoing, Seller shall have the right to bring an action for damages against Purchaser for Purchaser’s failure to deposit the Earnest Money. The preceding sentence shall survive the termination of this Agreement.

12.3       LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 12.2, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, THE PARTIES AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT IN ADDITION TO THE EARNEST MONEY, SELLER SHALL RETAIN ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO THOSE OBLIGATIONS OF PURCHASER WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

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12.4       Effect of Termination. If this Agreement is terminated all rights and obligations of the Parties hereunder shall terminate and no Party shall have any liability to the other Party hereto, except for obligations of the Parties in this Agreement which expressly survive the termination of this Agreement, and except that nothing herein will relieve any Party from liability arising out of any willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XIII

RISK OF LOSS

13.1      Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

13.1.1.   Material Casualty. If (a) the amount of the repair restoration of the Property required by a Casualty equals or exceeds five percent (5%) of the Purchase Price, or (b) the damage (i) materially limits the ingress or egress to the Hotel for a period of more than thirty (30) days, or (ii) would render the lobby, reception area, front desk, parking area or other portions of the Property that are material to the operation of the Business unavailable for use for a period longer than forty-five (45) days following Closing (each a “Material Casualty”) and such Material Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Casualty, to (a) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible, and (B) and the reasonable estimated costs for the repair or restoration of the Property required by such Material Casualty, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (a) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

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13.1.2.   Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors) in an amount equal to the reasonable estimated costs for the repair or restoration required by such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all lost profits/costs insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to any lost profits incurred by Seller for the period prior to the Closing.

13.2      Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority threatens or commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

13.2.1.   Material Condemnation. If the Condemnation would (i) result in the permanent loss of more than five percent (5%) of the Purchase Price, (ii) result in any material reduction or restriction in access to the Land or Improvements, or (iii) have a materially adverse effect on the Business as conducted prior to such Condemnation, including, without limitation rendering the lobby, reception area, front desk, parking area or other portions of the Property that are material to the operation of the Business unavailable for use following Closing (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Condemnation, to (A) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Material Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed shall be deemed to have elected to terminate this Agreement pursuant to clause (A) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

13.2.2.   Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.

ARTICLE XIV

SURVIVAL AND INDEMNIFICATION

14.1       Survival. If this Agreement is terminated, those representations, warranties, covenants, liabilities, indemnities and obligations of the Parties under this Agreement that expressly survive the termination of this Agreement shall survive such termination, and all others shall not survive such termination. If the Closing occurs, those representations, warranties, covenants, liabilities, indemnities and obligations of the Parties under this Agreement that expressly survive the Closing shall survive the Closing as provided in Section 6.3 or elsewhere herein and all others shall merge in the Deed and not survive the Closing. This Article XIV and all rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing or termination of this Agreement.

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14.2       Indemnification by Seller. Subject to the limitations set forth in Sections 14.1, 14.4 and 14.5 and any other express provision in this Agreement, Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (a) any breach by Seller of any of its representations and warranties made by Seller under this Agreement or any other Transaction Document, (b) any breach by Seller of any covenants or obligations under this Agreement or any other Transaction Document, and (c) the Excluded Liabilities.

14.3       Indemnification by Purchaser. Subject to the limitations set forth in Sections 14.1, 14.4 and 14.5, Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (a) any breach by Purchaser of any of its representations, warranties, covenants or obligations under this Agreement or any other Transaction Document and (b) the Assumed Liabilities.

14.4       Limitations on Indemnification Obligations.

14.4.1.   Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 14.5.1, (i) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (ii) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

14.4.2.   Fault of Indemnitee. Notwithstanding anything to the contrary in this Agreement, (i) a Purchaser Indemnitee shall not be entitled to defense or indemnification to the extent the applicable Indemnification Loss results from the gross negligence or willful misconduct of, or breach of this Agreement by, any Purchaser Indemnitee, and (ii) a Seller Indemnitee shall not be entitled to defense or indemnification to the extent the applicable Indemnification Loss results from the gross negligence or willful misconduct of, or breach of this Agreement by, any Seller Indemnitee.

14.4.3.   Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide indemnification to the Purchaser Indemnitees pursuant to Section 14.2(a) to the extent that the aggregate amount of all Indemnification Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification under Section 14.2(a) (A) does not exceed $100,000 (the “Indemnification Deductible”); or if such Indemnification Losses exceed the Indemnification Deductible, such Indemnification Losses shall not exceed $1,000,000 (the “Cap”); provided further that (i) neither the Cap nor the Indemnification Deductible shall be applicable with respect to any breach of any of the Fundamental Representations and (ii) neither the Indemnification Deductible nor the Cap shall be applicable with respect to fraud. Notwithstanding anything in this Agreement to the contrary, for the purposes of the Parties’ indemnification under this Article XIV, all of the representations and warranties set forth in this Agreement that are qualified as to materiality or other similar qualification shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of the any such representation or warranty has occurred, and (ii) the amount of Indemnification Loss resulting from or arising out of or in connection with any such breach of the representation or warranty.

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14.4.4.   WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES (OR ANY INDEMNITEE) MIGHT HAVE WITH RESPECT THERETO; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF SELLER OR PURCHASER WITH RESPECT TO ANY THIRD-PARTY CLAIM FOR CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES.

14.5       Indemnification Procedure

14.5.1.   Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under Section 4.1.4, 7.8, 11.1, 11.2, 14.2 or 14.3 or any other express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

14.5.2.   Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

14.5.3.   Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement or other agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost efficient manner.

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14.6       Release and Indemnification. Seller and Purchaser hereby release Deposit Escrow Agent and its officers, managers, employees and agents (each, a “Deposit Escrow Agent Party”), for any liability, damage, loss, cost or expense incurred by Seller or Purchaser to the extent resulting from (i) any action taken or not taken in good faith upon advice of Deposit Escrow Agent’s counsel given with respect to any questions relating to its obligations under this Agreement, or (ii) any action taken or not taken in reliance upon any document, including any written notice provided to Deposit Escrow Agent pursuant to this Agreement, as to the due execution and the validity and effectiveness of such document, and the truth and accuracy of any information contained therein, which such Deposit Escrow Agent Party in good faith believes to be genuine, to have been signed or presented by a duly authorized person or persons and to comply with the terms of this Agreement, except to the extent resulting from the gross negligence, willful default, intentional misconduct or breach of trust by such Deposit Escrow Agent Party. Seller and Purchaser, jointly and severally, shall indemnify and hold harmless any Deposit Escrow Agent Party against any liability, damage, loss, cost or expense, including reasonable attorneys’ fees and court costs, incurred by such Deposit Escrow Agent Party to the extent resulting from the performance by any Deposit Escrow Agent Party of Deposit Escrow Agent’s obligations under this Agreement, except to the extent resulting from the gross negligence, willful default, intentional misconduct or breach of trust by such Deposit Escrow Agent Party.

14.7       Exclusive Remedy for Indemnification Loss. Following the Closing, the indemnification provisions in this Article XIV shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement, other than with respect to any Purchase Price adjustments made pursuant to Article X and any fraud claims and as provided in Article XII or any other express provision in this Agreement.

14.8       Treatment of Indemnity Payment. Any indemnity payment made to an Indemnitee pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for the Property, for all tax, financial reporting and other purposes.

14.9       SURVIVAL. This Article XIV shall survive the Closing.

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ARTICLE XV

CONDITION OF THE PROPERTY

15.1      PROPERTY SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

15.2       LIMITATION ON REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NEITHER SELLER, MANAGER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS, (C) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.

15.3       RELIANCE ON DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

(A)         PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS AS OF THE EXPIRATION OF THE DUE DILIGENCE PERIOD, INCLUDING REVIEWING ALL SELLER DUE DILIGENCE MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS;

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(B)         PURCHASER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS UPON THE EXPIRATION OF THE DUE DILIGENCE PERIOD;

(C)         PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY, ITS REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT IN PURCHASING THE PROPERTY; AND

(D)         PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT), MANAGER OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

15.4       SURVIVAL. This Article XV shall survive the Closing.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1      Notices.

16.1.1.   Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) express courier service, or (iii) facsimile transmission to the recipient Party at the following address or facsimile number:

If to Seller:

c/o Behringer Harvard

The Lightstone Group

460 Park Avenue, 13th Floor

New York, NY 10022

Attn: Alan Liu and Tom Kennedy

Facsimile No.: (212) 751-2494

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With copies to:

JMI Realty LLC

111 Congress Avenue, Suite 2600

Austin, TX 78701

Attn: Gregory W. Clay and Bryant Burke, Esq.

Facsimile No.: (858) 350-1874

And

c/o The Lightstone Group

1985 Cedar Bridge Ave., Suite 1

Lakewood, NJ 08701

Attn: Joseph E. Teichman, Esq.

Facsimile No.: (732) 612-1444

And:

Eckert Seamans Cherin & Mellott, LLC

600 Grant Street, 44th Floor

Pittsburgh, PA 15219

Attn: Timothy Q. Hudak, Esq.

Facsimile No.: (412) 566-6099

If to Purchaser:

c/o KSL Capital Partners

100 St. Paul Street, Suite 800

Denver, CO 80206

Attn: Kevin Rohnstock

Facsimile No.: (720) 284-6401

With a copy to:

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202

Attn: Christopher D. Reiss and Kristin Macdonald

Facsimile No.: (303) 223-1111

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If to Deposit Escrow Agent or Title Company:

Fidelity National Title & Escrow of Hawaii, Inc. City Financial Tower

201 Merchant Street, Suite 2100

Honolulu, HI 96813

Attn: Anthony W.O. Ching

Facsimile No.: (    )     -

16.1.2.   Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 16.1.4) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if such recipient Party refuses delivery of such Notice.

16.1.3.   Change of Address. The Parties and their respective counsel shall have the right to change their respective address, facsimile number and/or email address for the purposes of this Section 16.1 by providing a Notice of such change in address, facsimile number and/or email address as required under this Section 16.1.

16.1.4.   Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

16.2       Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

16.3       Assignment. Purchaser may assign this Agreement to one or more of its Affiliates without the written consent of Seller; provided, however, such assignment shall not relieve assignor from its obligations and duties under this Agreement. Purchaser shall provide a copy of any such assignment to Seller at least five (5) days prior to the Closing Date. Seller may not assign this Agreement.

16.4       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

16.5       Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

16.6       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF HAWAII, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

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16.7       Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

16.7.1.   Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

16.7.2.   All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

16.7.3.   The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

16.7.4.   Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

16.7.5.   The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

16.7.6.   The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

16.7.7.   The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

16.8       Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

16.9       JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN STATE OR FEDERAL COURT IN THE JURISDICTION WHERE THE PROPERTY IS LOCATED, AND SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.

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16.10    WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

16.11    Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

16.12    Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. The information disclosed in any particular schedule to this Agreement shall be deemed to relate to and to qualify only the particular matter set forth in the corresponding numbered section in this Agreement; provided, however, to the extent that an item in a schedule is relevant and reasonably apparent on its face to apply to the disclosure required by another schedule, such item shall be deemed to be disclosed in such schedule whether or not an explicit cross-reference appears.

16.13    Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any agreements and understandings (written or oral), including any letter of intent, between the Parties on or prior to the Effective Date with respect to the transaction described in this Agreement.

16.14    Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

16.15    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility, including PDF via email) shall be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile (or similar electronic transmission facility, including PDF via email) signature page in the original and duplicate originals of this Agreement.

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16.16    1031 Exchange. If either Seller or Purchaser wishes to enter into a like-kind exchange (either simultaneous with the Closing or deferred) with respect to the Property under Section 1031 of the Code (“Exchange”), the other Party shall cooperate in all reasonable respects to effectuate the Exchange, including the execution of documents; provided (i) the cooperating Party shall incur no liability or expense related to the Exchange and (ii) the Closing shall not be contingent upon, nor extended or delayed by, such Exchange (other than as expressly provided in this Section 16.16). Purchaser’s or Seller’s cooperation shall include, but not be limited to, permitting the assignment of rights under this Agreement to a qualified intermediary (as defined in Treasury Regulation Section 1.1031 (k)-1(g)(4)(iii)) (the “QI”), or permitting an assignment of this Agreement to a QI to effectuate the Exchange and/or entering into an agreement with a QI for the acquisition of the Property (or interests in the Property) and permitting the assignment of rights under this Agreement to two or more assignees as tenants in common in connection with the Exchange (which may involve the conveyance of a tenancy in common interest immediately prior to Closing to facilitate a “drop and swap” transaction), provided that Purchaser or Seller, as the case may be, shall remain obligated for all of the terms and conditions hereunder. Seller represents that Seller shall be the “Exchangor” under an Exchange for the Property, as the “Relinquished Property”, and shall be the purchasing entity for the “Replacement Property” in such Exchange, as all such terms are used and defined in similar Exchanges. Each Party acknowledges and agrees that in the event the other Party requires additional time in order to effectuate its Exchange, the requesting Party shall have the one-time right, in its sole discretion, to extend the Closing Date for up to thirty (30) days by delivering written notice to the other Party on or before five (5) days prior to the originally scheduled Closing Date. The exchanging Party shall be responsible for all agreements, documents and escrow instructions and no substitution of or assignment to another party to effectuate such exchange shall release any other Party from its obligations, warranties or obligations under this Agreement or from liability from any prior or subsequent default.

16.17    Remedies. Except as otherwise provided herein, any and all remedies with respect to a Party’s willful or intentional breach hereunder expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

16.18    Survival. This Article XVI shall survive the Closing.

[Signatures appear on next page.]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

KAUAI COCONUT BEACH, LLC,
a Delaware limited liability company

By:

Name:

Title:

KAUAI COCONUT BEACH OPERATOR, LLC, a Delaware limited liability company

By:

Name:

Title:

PURCHASER:

KHS, LLC,
a Delaware limited liability company

By:

Name:

Title:

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